Barbara Kruger
(b. 1945)



73 × 47 in

At 1.51, Kruger had the 2nd highest Sharpe Ratio of artists we track, while the S&P 500 was at 0.38. We also have the commercially successful style that makes up her highest auction prices. See Investment Thesis for limitations on asset class comparisons.

INVESTMENT THESIS

Initial Offering Price
$422,000

Offering Circular
sec.gov

Similar Sales | Record Price



$1.5m
$1.0m
$0.5m
$0.0m
99
02
05
08
11
14
17
20
23

Price Appreciation of Similar Works
16.0%

Sharpe Ratio (1999-2022)	watch video
Barbara Kruger	▲1.51
S&P 500	0.38

17% Progress

INVEST NOW

Barbara Kruger
(b. 1945)

Why we like this offering

1. The Artwork is a prime example of Barbara Kruger's iconic black-and-white, red-framed photographs from the 1980s.
2. Auction records for artworks similar in style, scale, and period are led by *Untitled (Your Manias Become Science)* (1981), which sold for $1,170,000 at Christie's in November 2021, and *Untitled (We will no longer be your favorite disappearing act)* (1984), which sold to Masterworks 285, LLC, for $655,200 at Christie's in May 2023.
3. At 1.51, Kruger has the 2nd highest Sharpe Ratio of any artist we track. This is nearly four times that of the S&P 500 and ahead of artists such as Basquiat, Kusama and Banksy.
4. Barbara Kruger's black-and-white photographs from the 1980s with red frames are her most desirable works in the market. They make up her top three auction records and six of her top ten auction records.
5. The Artwork features Barbara Kruger's iconic bold futura font text overlaid on a photomontage with appropriated images.
6. In 2005, Kruger was commissioned to design the facade of Italy's pavilion at the Venice Biennale and was honored with the prestigious Golden Lion for Lifetime Achievement award. Kruger continues to live and work between Los Angeles and New York.

Past price appreciation is no guarantee of future results. Historical sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.

Data from 1999-2023. Market-Risk Adjusted Appreciation, also referred to as the "Sharpe Ratio," indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment by measuring price appreciation relative to the volatility of that price appreciation over time. A relatively higher Sharpe Ratio reflects higher appreciation relative to volatility and generally signals a better risk adjusted return, and, conversely, a relatively lower Sharpe Ratio generally means there is more volatility relative to price appreciation, although historical volatility is not necessarily a proxy for investment risk. Sharpe Ratio of artist market qualitatively different from measurement of the individual performance of Masterworks securities. While Masterworks believes comparisons to other asset classes can be useful to help potential investors discern long term trends in these asset classes, there are significant limitations to the utility of such comparative data, particularly over shorter time periods, and potential investors are cautioned not to place undue reliance on such data. For example, many asset categories are far more liquid than artwork. Whereas exchange traded stocks, commodities and precious metals are priced continuously in real time, art prices upon which data is available (i.e. public auctions) are updated only on limited occasions during select months of the year when public auctions are held. As a result, these asset categories may appear to be more volatile than art and will react more quickly to events and market forces than art prices.

Artist Metrics

2023 Total Auction Sales	2023 Auction Lots Sold	All Time Record Price
$3,496,634	26	$1,260,417

Turnover by Year



3.3M
2.5M
1.7M
11 12 13 14 15 16 17 18 19 20 21 22

Lots Auctioned



Sold
Unsold
22
16.5
11
5.5
11 12 13 14 15 16 17 18 19 20 21 22

Initial Offering Price	**$422,000**
Offering Circular	sec.gov/edgar

Painting



You
transform
prowess
into



About Barbara Kruger

Barbara Kruger (b. 1945, New Jersey) is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs. She worked as a page designer at Condè Nast and a picture editor for Mademoiselle and House & Garden, which directly influenced her artwork. Kruger appropriates commercial graphic strategies to interrogate feminist, capitalist, and consumerist issues. In 2005, Kruger was commissioned to design the facade of Italy's pavilion at the Venice Biennale and was honored with the prestigious Golden Lion for Lifetime Achievement award.

INVEST NOW

BARBARA
KRUGER

b. 1945, UNITED STATES


You
transform
prowess
into
pose

$422,000
INITIAL OFFERING

10.8% HISTORICAL APPRECIATION OF SIMILAR WORKS[1,2]	16.0% HISTORICAL APPRECIATION OF SIMILAR WORKS (2000-2023)[3,4]
▲1.51 SHARPE RATIO[3]	9.2% ANNUAL GROWTH OF RECORD PRICE[4]

13.8%
MEDIAN REPEAT SALE PAIR APPRECIATION[5]

Silkscreen on vinyl | 73 × 47 in.

Barbara Kruger is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs.

The Artwork is a prime example of Barbara Kruger's iconic black-and-white, red-framed photographs from the 1980s. The Artwork features Barbara Kruger's iconic bold futura font text overlaid on a photomontage with appropriated images. Red enamel frames are inherent to Barbara Kruger's photographs and are both aesthetically impactful and conceptually important. The frames give Kruger's photographs a sense of objecthood. They are ready to be sold and hung, an explicit critique of the commodity culture emerging in the art world during the 1980s. Barbara Kruger's black-and-white photographs from the 1980s with red frames are her most desirable works in the market. They make up her top three auction records and six of her top ten auction records. The Artwork is a large-scale, vertically-oriented, black-and-white photograph of an articulated model in a crouched, diving position overlaid on a strip of netting. The high contrast composition includes a strong shadow of the model and netting. Superimposed in a diagonal as if emerging from the outstretched arms of the model, white bold futura font text against a black background reads: "You transform prowess into pose." Auction records for artworks similar in style, scale, and period are led by Untitled (Your Manias Become Science) (1981), which sold for $1,170,000 at Christie's New York on November 9, 2021, and Untitled (We will no longer be your favorite disappearing act) (1984), which sold to Masterworks 285, LLC, for $655,200 at Christie's New York on May 15, 2023. The Artwork previously sold at Phillips London for $294,674 (£225,000) on October 5, 2018.

Barbara Kruger is represented internationally by David Zwirner. In 1999, Kruger was the subject of a mid-career retrospective at the Museum of Contemporary Art in Los Angeles, which traveled to the Whitney Museum of American Art in New York the following year. She has also been the subject of solo exhibitions at the Palazzo delle Papesse - Centro Arte Contemporanea in Siena, the Moderna Museet in Stockholm, the National Gallery of Art in Washington, D.C., and the Neue Nationalgalerie in Berlin, among many others. Kruger's artworks are represented in permanent collections at prestigious institutions around the world, including the Art Institute of Chicago, the Broad in Los Angeles, the Institute of Contemporary Arts in London, the Los Angeles County Museum of Art, the Metropolitan Museum of Art in New York, the Museum of Fine Arts in Boston, the Museum Ludwig in Cologne, the Museum of Modern Art in New York, the Saint Louis Art Museum, the Solomon R. Guggenheim in New York, the Tate in London, and the Whitney Museum of American Art in New York, among others. Kruger's auction records are led by Untitled (My face is your fortune) (1982), which sold for $1,562,500 at Sotheby's New York on November 16, 2022, Untitled (Your Manias Become Science) (1981), which sold for $1,170,000 at Christie's New York on November 9, 2021, and Untitled (Out of your mind... In your face) (1989), which sold for $1,068,829 (£889,000) at Sotheby's London on March 1, 2023.

KRUGER'S AUCTION RECORDS ARE LED BY UNTITLED (MY FACE IS YOUR FORTUNE) (1982), WHICH SOLD FOR $1,562,500 AT SOTHEBY'S NEW YORK ON NOVEMBER 16, 2022, UNTITLED (YOUR MANIAS BECOME SCIENCE) (1981), WHICH SOLD FOR $1,170,000 AT CHRISTIE'S NEW YORK ON NOVEMBER 9, 2021, AND UNTITLED (OUT OF YOUR MIND... IN YOUR FACE) (1989), WHICH SOLD FOR $1,068,829 (£889,000) AT SOTHEBY'S LONDON ON MARCH 1, 2023.

AUCTION RESULTS FOR SIMILAR WORKS[4,5]


$2,000,000
$1,500,000
$1,000,000
$500,000
$0
1/1/1990
1/1/2000
1/1/2010
1/1/2020
Implied Historical Growth

Barbara Kruger (b. 1945, Newark, New Jersey) is an internationally renowned second-wave feminist artist from the Pictures Generation best known for her provocative taglines in a white-on-red sans serif font superimposed on black and white photographs. Kruger attended Syracuse University for a year in 1964 before transferring to Parsons School of Design in New York, where she completed her degree under the mentorship of Diane Arbus and Marvin Israel. A year later, she worked as a page designer at Condè Nast and a picture editor for Mademoiselle and House & Garden. Her professional experience in commercial advertising and print media directly influenced her artwork, which pastes the popular graphic design typesets Futura Bold Oblique and Helvetica Ultra Compressed on manipulated found photographs. Kruger appropriates these commercial graphic strategies to interrogate feminist, capitalist, and consumerist issues. Her use of mass media as a vehicle for social criticism places her within the Pictures Generation, a conceptual art movement inspired by a course taught by John Baldessari at the California Institute of the Arts that quickly spread to New York in the late 1970s. As part of the Pictures Generation Kruger worked alongside influential artists such as Louise Lawler, Richard Prince, Cindy Sherman, and Robert Longo, among others. In 1989, a movement to repeal Roe v. Wade led Kruger to more explicitly advocate for women's reproductive rights and produce her iconic untitled work with the phrase "Your body is a battleground." In 1991, Kruger's immersive exhibition at Mary Boone Gallery in New York set the precedent for her provocative site-specific installations. Her compelling images have since appeared in unlikely exhibition spaces like billboards, train stations, buses, and municipal buildings. In 2005, Kruger was commissioned to design the facade of Italy's pavilion at the Venice Biennale and was honored with the prestigious Golden Lion for Lifetime Achievement award. Kruger continues to live and work between Los Angeles and New York.




You
transform
prowess
into
pose


You
transform
prowess
into
pose

IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past artwork pricing trends are not indicative of future pricing trends.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Barbara Kruger with the following criteria: Black and white photographs from the 1980s with black and/or white text in the artist's signature block font that measure between 30 inches by 30 inches and 90 inches by 90 inches,, excluding editions, works in color, works with only text and works on vinyl. Where the price with buyer's premium was not listed, it was calculated based on the auction house's terms and conditions. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of transactions have increased at an estimated 10.8% CAGR implied from selected sales occurring from November 11, 1988, to June 29, 2023. Since January 1, 2000, the realized prices comprised by this set of transactions have increased at an estimated 16.0% CAGR implied from selected sales occurring from November 7, 2000, to June 29, 2023.

3. The risk-adjusted appreciation, otherwise known as "Sharpe Ratio", can be used to evaluate the total performance of an asset, portfolio, or in this case the artist's market, and indicates how well the artist's market has performed historically in comparison to the rate of return on a risk-free investment, such as U.S. government treasury bonds or bills. The market for Barbara Kruger has a risk-adjusted appreciation of 1.51. Risk-adjusted appreciation reflects (x) the average annualized artist market appreciation (depreciation) of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"), minus the risk-free rate of return. The risk-free rate of return is measured by the average annual risk-free rate at year end over the applicable time period, divided by (y) the volatility of the returns in an artist's market, as measured by the standard deviation of those returns. The applicable time period begins on the later of (a) the earliest purchase price date for the artist's first repeat sale and (b) December 31, 1989, the year end of the earliest year when other financial indices were available, and ends on the last sale date that the artist had a repeat sale. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and by third-party data sources. Volatility represents the variation in the historical returns or price appreciation (depreciation) of an asset class over a set period of time. Higher volatility generally means more risk, and lower volatility generally means less risk, although volatility should not be considered a proxy for risk. This risk-adjusted appreciation metric should be considered in connection with other performance metrics, including the estimated historical CAGR implied from selected comparable sales.

4. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Barbara Kruger have a record price compound annual growth rate ("CAGR") of 9.2% from May 2, 1988 to December 31, 2023. This calculation is based on (i) a record price of $55,000 on May 2, 1988, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $1,250,000, the most recent record price as of December 31, 2023, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.

5. Median repeat sale pair appreciation reflects the median annualized price appreciation rate of all artworks by an artist that have sold at least twice at public auction (referred to as "repeat sales"). Repeat sale pair appreciation rates can be a useful measure of the progression of prices in a particular artist's market over time. The median repeat sale pair appreciation for Barbara Kruger is 13.8%, which is based on 17 repeat sales during the time period beginning on the first purchase price date for the artist's earliest repeat sales pair, which in the case of Barbara Kruger was May 8, 1990 and ending on the last date a repeat sale occurred for such artist, which in the case of Barbara Kruger was May 15, 2023. "Repeat sales" exclude artworks of an artist that were held for less than 1 year, meaning that an artwork was bought and sold at public auction in a span of less than 365 days, but may include transactions involving Masterworks acting as buyer or seller, and only include artworks reflective of the artist's main medium, as defined by Masterworks. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past repeat sale appreciation rates may not be indicative of future repeat sale appreciation rates.

The information contained on the Masterworks website has been prepared by Masterworks without reference to any particular user's investment requirements or financial situation. Potential investors are encouraged to consult with professional tax, legal, and financial advisors before making any investment into a Masterworks offering. All investments involve risk, including the risk of the loss of all of your invested capital. Please consider carefully the investment objectives, risks, transaction costs, and other expenses related to an investment prior to deciding to invest. Diversification and asset allocation do not ensure profit or guarantee against loss. Investment decisions should be based on an individual's own goals, time horizon, and tolerance for risk.

YOU MUST CAREFULLY REVIEW THE RELEVANT MASTERWORKS OFFERING CIRCULAR AND OFFERING STATEMENT BEFORE DECIDING TO INVEST.

Investment overviews on the Masterworks website contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more detailed discussions contained in the respective Offering Circular filed with sec or other offering materials relating to such investment opportunity.

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